Bank of South Carolina Corporation Announces Earnings 1st Qtr 2011

CHARLESTON, S.C., April 12, 2011 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $649,368 or $.14 per share, for the quarter ended March 31, 2011 – a decrease of 10.66% from earnings for the first quarter ended March 31, 2010 of $726,867 or $.16 per share. Returns on average assets and average equity for the quarter ended March 31, 2011 were .91% and 9.04%, respectively, compared with 2010 returns on average assets and average equity of 1.11 % and 10.54%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "The decrease in earnings is due to a reduction in our net interest margin because of the reinvestment of our investment portfolio at lower yields and a high level of liquidity due to deposit growth. Despite this decrease, we are ahead of our profit plan for the year and are beginning to see an increase in loan demand which will help earnings. We were pleased to have Terry Strawn join the Bank in February in the business development and commercial lending role focused on North Charleston. In this environment, our business development efforts are more successful as reflected by our deposit and asset growth."

"We were pleased to receive a report from Financial Management Consulting Group ranking us the number one bank headquartered in South Carolina. The ranking was based on net interest, non-interest income, non-interest expense, efficiency, non-performing assets to equity & reserves, asset quality index, return on assets, and return on equity. We have ranked near the top in the past but this is the first year we have been ranked number one."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2011	2010

Shares Outstanding
BKSC Common Stock	4,431,697	4,403,201

Book Value Per Share	$6.62	$6.34

Total Assets	$299,122,555	$270,871,222

3 Months
Ending

Net Income	$649,368	$726,867

Basic Earnings Per Share	$.14	$.16

Diluted Earnings Per Share	$.14	$.16

Weighted Average Shares
Outstanding Basic	4,430,705	4,403,201

Weighted Average Shares
Outstanding Diluted	4,437,570	4,403,201

CONTACT: Sheryl G. Sharry, +1-843-724-1500